Exhibit 28(h)(xxx)

EXPENSE LIMITATION/REIMBURSEMENT AGREEMENT

This Agreement is entered into as of the 1st day of July, 2016, by and between CCM Partners LP, d/b/a Shelton Capital Management (the “Adviser”), and FundVantage Trust (the “Trust”), on behalf of each of the series of the Trust set forth on Schedule A to this Agreement (each a “Fund,” and collectively, the “Funds”).

WHEREAS, the Adviser desires to contractually agree to reduce its advisory fee and/or reimburse certain of each Fund’s operating expenses to ensure that such Fund’s total operating expenses, excluding taxes, any class-specific expenses (such as Rule 12b-1 distribution fees, shareholder service fees, or transfer agency fees), “Acquired Fund Fees and Expenses” (as defined in Form N-1A), dividend and interest expense on short sales of securities, interest, extraordinary items, and brokerage commissions, do not exceed the levels described below;

NOW, THEREFORE, the parties agree as follows:

Fee Reduction. The Adviser agrees that from the effective date as set forth on Schedule A until the termination date as set forth on Schedule A with respect to a Fund, it will reduce its compensation and/or reimburse certain expenses for such a Fund, to the extent necessary to ensure that such Fund’s total operating expenses, excluding taxes, any class-specific expenses (such as distribution fees, shareholder service fees, or transfer agency fees), “Acquired Fund Fees and Expenses,” dividend and interest expense on securities sold short, interest, extraordinary items, and brokerage commissions, do not exceed the contractual limits on Fund Operating Expenses set forth on Schedule A.  For avoidance of doubt, the Adviser shall not have any obligations, liability or responsibility with respect to any and all amounts accruing or arising under any expense limitation/reimbursement agreement between the Trust, on behalf of a Fund, and WHV Investments Inc. through the close of business on the date immediately preceding the Effective Date set forth on Schedule A, as may be amended from time to time.

Fee Recovery. The Adviser shall be entitled to recover from a Fund, subject to approval by the Board of Trustees of the Trust, amounts waived or reimbursed by the Adviser with respect to a Fund pursuant to this Agreement for a period of up to three (3) years from the year in which the Adviser reduced its compensation and/or assumed expenses for such Fund, provided that any recovery by the Adviser of amounts previously waived or reimbursed will not result in the Fund’s operating expenses exceeding the limit set forth on Schedule A.

Term. This Agreement shall terminate with respect to a Fund listed on Schedule A, as may be amended from time to time, on the dates listed on Schedule A, or at an earlier date upon the discretion of the Board of Trustees of the Trust, unless extended, terminated, modified or revised by the mutual agreement of the parties, as provided for in writing.  The repayment obligations described in Paragraph 2 above shall survive for the period indicated in that Paragraph, provided that any amount repaid to the Adviser following the termination of this Agreement shall not result in a Fund exceeding the contractual limit on Fund Operating Expenses set forth on Schedule A at the time of such termination.

Executed as of the date first set forth above.

CCM Partners LP, dba Shelton Capital Management

By:	/s/ Steve Rogers
Name:	Steve Rogers
Title:	CEO

FundVantage Trust, on behalf of each Fund

By:	/s/ Joel Weiss
Name:	Joel Weiss
Title:	President

AMENDED AND RESTATED

Schedule A

Dated July 18, 2016

To The

Expense Limitation/Reimbursement Agreement

Dated July 1, 2016

Between

FundVantage Trust and CCM Partners LP, dba Shelton Capital Management

Fund	Contractual Limit on Total Operating Expenses*	Effective Date	Termination Date
WHV/Acuity Tactical Credit Long/Short Fund	1.42%	July 1, 2016	August 31, 2018
WHV International Equity	0.99%	July 18, 2016	August 31, 2017

*  As a percentage (on an annual basis) of a Fund’s average daily net assets.

This Schedule A to the Expense Limitation/Reimbursement Agreement is hereby executed as of the date first set forth above.

CCM Partners LP, dba Shelton Capital Management

By:	/s/ Steve Rogers
Name:	Steve Rogers
Title:	CEO

FundVantage Trust, on behalf of each Fund

By:	/s/ Joel Weiss
Name:	Joel Weiss
Title:	President